FOR IMMEDIATE RELEASE

MCF Corporation to List on The NASDAQ Stock Market

SAN FRANCISCO - February 1, 2008 - MCF Corporation (AMEX: MEM) announced today that it has been approved to list its common stock on the The NASDAQ Stock Market LLC®. Effective February 12, 2008, the company will trade under the symbol NASDAQ: MERR. The company is currently listed on the American Stock Exchange.

“A NASDAQ listing is a great step forward for us,” said Jon Merriman, chief executive officer of MCF Corporation. “As a fast-growing, publicly traded investment bank we are focused on researching, trading, financing and investing in fast-growing companies - many of which trade on NASDAQ. We expect that listing our stock on NASDAQ will increase the liquidity in our shares and raise the profile of our company among the investment community, as the exchange has done for many of our corporate clients.”

Jon Merriman and the executive team of MCF Corporation have been invited to ring the closing bell at The NASDAQ MarketSite on February 12, 2008 to commemorate the listing change.

About NASDAQ®

NASDAQ® is the largest U.S. electronic stock market. With approximately 3,200 companies, it lists more companies and, on average, its systems trade more shares per day than any other U.S. market. NASDAQ is home to companies that are leaders across all areas of business including technology, retail, communications, financial services, transportation, media and biotechnology. NASDAQ is the primary market for trading NASDAQ-listed stocks. For more information about NASDAQ, visit the NASDAQ Web site at http://www.nasdaq.com or the NASDAQ NewsroomSM at http://www.nasdaq.com/newsroom.

About MCF Corporation

MCF Corporation (AMEX: MEM) is a financial services holding company that provides investment research, capital markets services, corporate and venture services, investment banking, asset management and primary research through its operating subsidiaries, Merriman Curhan Ford & Co., MCF Asset Management, LLC and Panel Intelligence, LLC. MCF is focused on providing a full range of specialized and integrated services to institutional investors and corporate clients.

Note to Investors

This press release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Quarterly Report on Form 10-Q filed on November 6, 2007. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise. The Form 10-Q filed on November 6, 2007, together with this press release and the financial information contained herein, is available on our website by going to www.mcfco.com and clicking on “Investor Relations.”

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At the Company: Christopher Aguilar General Counsel (415) 248-5634 ags@mcfco.com	Investor Contact: John Baldissera BPC Financial Marketing (800) 368-1217	Media Contact: Michael Mandelbaum Mandelbaum Partners (310) 785-0810 michael@mandelbaumpartners.com